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                                                                     Exhibit 4.5

                             THIRD AMENDMENT TO THE
                  INFORMATION AND REGISTRATION RIGHTS AGREEMENT

               This Third Amendment to the Information and Registration Rights Agreement, as amended (the "Amendment"), is made as of March 23, 1998, by and among Biosource Technology, Inc., a California corporation (the "Company"), and the persons listed on the attached Schedule A, including amendments thereto, who become signatories to this Amendment (collectively, the "Investors").

                                 R E C I T A L S

               A. The Company and the Investors have entered into agreements for sale by the Company and purchase by the Investors of the Company's Convertible Securities.

               B. The Company and the Investors desire to provide for the rights of the Investors with respect to registration of the shares of common stock (the "Common Stock") issued upon conversion of the Company's Series F Preferred Stock according to the terms of the Information and Registration Rights Agreement dated as of October 11, 1990, as amended by the Amendment to the Information and Registration Rights Agreement dated as of October 11, 1990 and the Second Amendment to the Information and Registration Rights Agreement dated October 10, 1991 (collectively, the "Agreement").

               C. The Company and the Investors desire to amend the Agreement to grant to certain persons acquiring up to one million (1,000,000) shares of Series F Preferred Stock of the Company, (the "Series F Investors") on or after March 6, 1998, for a total aggregate consideration of $7.00 per share, or approximately $7,000,000, Registration Rights in accordance with the Agreement.


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               THE PARTIES AGREE AS FOLLOWS:

               1. Definitions. The capitalized terms used in this Amendment without definition shall have the same meanings as set forth in the Agreement.

               2. Grant of Registration Rights. In accordance with Section 9 of the Agreement, each of the Series F Investors hereto shall be considered an Investor for all purposes of the Agreement.

               3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the state of California applicable to contracts entered into and wholly to be performed within the state of California.

               5. Headings. The headings of the Sections of this Amendment are for convenience and shall not by themselves determine the interpretation of this Agreement.


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               IN WITNESS WHEREOF, the parties hereto have executed this
Amendment as of the day and year first above written.

THE COMPANY:                         BIOSOURCE TECHNOLOGIES, INC.


                                     By: /s/ Robert L. Erwin
                                        ----------------------------------------
                                        Robert L. Erwin, Chairman of the Board
                                        and Chief Executive Officer

INVESTOR:

                                     -------------------------------------------
                                     Type or Print Name of Investor


                                     -------------------------------------------
                                     Signature of Investor


                                     -------------------------------------------
                                     Type or Print Name and Title of Signer
                                     (if applicable)




              Signature Page for Third Amendment to the Information
                        and Registration Rights Agreement